Exhibit 99.1

Suneva Medical Inc. and Viveon Health Acquisition Corp. Announce

Merger Agreement to Create a Leading

Regenerative Aesthetics Company

CEO Pat Altavilla will lead the combined company, Suneva Medical, as Chief Executive Officer

Jagi Gill, Chief Executive Officer and Chairman of Viveon Health, will join the Board of Directors of Suneva Medical

San Diego, CA and Norcross, GA (January 12, 2022) — Suneva Medical, Inc. (“Suneva” or the “Company”), an innovative medical technology company using regenerative medicine to change the standard of care in aesthetic treatments, and Viveon Health Acquisition Corp. (NYSE American: VHAQ) (“Viveon Health” or “VHAQ”), a special purpose acquisition company, announced today that they have entered into a definitive merger agreement. Upon completion of the transaction, the combined company’s securities are expected to be traded on the NYSE under the symbol “RNEW.”

Company Overview

Suneva is a leading pure-play regenerative aesthetics company dedicated to developing, manufacturing and commercializing novel products for the medical aesthetics market to meet the high demand from both physicians and patients. Suneva’s portfolio includes minimally invasive solutions, including those that utilize the body’s restorative capacity in non-surgical outpatient treatment settings to deliver immediate aesthetic results. Suneva’s portfolio is intentionally built and patented with numerous “only” and “first to market” products commercialized by an experienced management team with a proven track record in delivering growth and value to stakeholders.

The regenerative aesthetics market is expected to reach $11 billion by 20251, one of the fastest growing sectors of the aesthetics market that addresses the increasing patient demand for minimally invasive treatments delivering effective and natural looking results. Suneva has purposefully expanded the company’s product portfolio during the last 18 months to yield a greater than 40% year-on-year revenue growth with an anticipated revenue CAGR of approximately 50% between 2020-2024.

Suneva’s portfolio offers providers innovative technologies backed by science to address key patient needs. This portfolio is comprised of multiple products including Bellafill®, the only FDA approved filler for correction of nasolabial folds and moderate to severe, atrophic, distensible facial acne scars on the cheeks; Silhouette Instalift®, the first resorbable suture FDA-cleared for cosmetic facial procedures; PlasmaIQ™, the first hand-held FDA-cleared plasma energy device for skin rejuvenation; Puregraft™, a unique fat grafting system; Dermapose™, an all-in-one system to harvest, wash and inject sized fat and Amplifine™, an innovative high-density platelet rich plasma (PRP) gel tube and syringe technology.

[1]	Medical Insight Inc., Sep 2020, The Global Aesthetic Market Study: XVIII

Management Comments

“We are excited to be partnering with Viveon Health as we step into the next phase of growth as a leader in the regenerative aesthetics sector supporting the needs of physicians and patients seeking proven and validated innovations,” said Pat Altavilla, Chief Executive Officer of Suneva. “Our journey to this point has been paved with product innovation and clinical education led by an experienced team that brings a proven track record of sales growth and market development.”

“As an operator-run SPAC, Viveon was focused on identifying best-in-class management that possessed the skillset and execution plan to deliver robust revenue growth,” said Jagi Gill, Chief Executive Officer and Chairman of Viveon Health. “The merger with Suneva demonstrates our confidence in their category-leading product portfolio and experienced management team to deliver on the next wave of growth in regenerative aesthetics. We believe that our sales channel development and operational background provides natural synergies with the Suneva team as we collectively grow the business and increase shareholder value.”

“Through my leadership roles in the aesthetics market over the last 25 years, I’ve seen the evolution of injectables, implants, lasers and skincare – the four pillars of the aesthetics marketplace – open up a world of possibilities,” said Dennis Condon, Executive Chairman of the Board of Directors at Suneva Medical. “The team at Suneva is accelerating their business with a focus on the next evolution of regenerative aesthetics, a sector utilizing technology to leverage the body’s restorative capacity and serve the growing demand of physicians and consumers seeking natural solutions. Having worked with this management team previously, I am excited for the potential robust growth ahead.”

Key Transaction Terms

The pro forma equity valuation (assuming no share redemptions) of the combined company is expected to be approximately $511 million.

VHAQ raised approximately $201 million in connection with its IPO, which is now held in a trust account at Morgan Stanley with Continental Stock Transfer & Trust Company acting as trustee. Under the terms of the proposed transaction announced today, VHAQ will issue 25 million shares to current security holders of Suneva. Current Suneva security holders may also receive up to 12 million earn out shares (“Company Earn Out Shares”) – 4 million shares if the volume weighted average share price over any twenty trading days during a thirty day period exceeds $12.50 before the second year anniversary of the closing; 4 million shares if the volume weighted average share price over any twenty trading days during a thirty day period exceeds $15.00 before the third year anniversary of the closing; and 4 million shares if the volume weighted average share price over any twenty trading days during a thirty day period exceeds $17.50 before the five year anniversary of the closing. Furthermore, VHAQ’s sponsor agreed to shift approximately 1.4 million of its currently held sponsor shares to earn out shares and approximately 5.1 million of its currently held sponsor warrants to earn out warrants, subject to same terms as Company Earn Out Shares.

The transaction, which has been approved by the Boards of Directors of Suneva and Viveon Health, is subject to approval by Suneva’s stockholders, Viveon Health’s stockholders and other customary closing conditions. The proposed business combination is expected to be completed in the first half of 2022.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by VHAQ with the U.S. Securities and Exchange Commission (the “SEC”) and will be available at www.sec.gov.

Advisors

Cooley LLP is acting as legal counsel to Suneva.

Loeb and Loeb LLP is acting as legal counsel to Viveon Health.

Chardan and Truist Securities and are acting as financial advisors to Viveon Health.

Ladenburg Thalmann is acting as capital market advisor in connection with the transaction.

Management Presentation

A presentation regarding the transaction made by the management teams of Suneva and Viveon Health will be available on Suneva’s website (www.sunevamedical.com). Viveon Health will also file the presentation with the SEC as an exhibit to a Current Report on Form 8-K, which can be viewed on the SEC’s website at www.sec.gov.

About Suneva Medical, Inc.

Suneva Medical, Inc., headquartered in San Diego, CA, is a leader in regenerative aesthetics. It is focused on developing, manufacturing and commercializing branded products for providers and their patients. Suneva Medical offers a portfolio of products to address the impact of the aging process to deliver solutions that leverage the body’s own restorative capacity. The product portfolio is composed of several “only” and “first to market” solutions with both FDA PMA approval and 510(k) clearance. For more information, visit www.sunevamedical.com.

About Viveon Health Acquisition Corp.

Viveon Health Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Viveon Health intends to pursue prospective targets that have their primary operations located in North America in the healthcare industry.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, Viveon Health will file a registration statement on Form S-4 containing a proxy statement/prospectus (the “Form S-4”) with the SEC. The Form S-4 will include a proxy statement to be distributed to holders of Viveon Health’s common stock in connection with the solicitation of proxies for the vote by Viveon Health’s stockholders with respect to the proposed transaction and other matters as described in the Form S-4, as well as the prospectus relating to the offer of securities to be issued to Suneva’s stockholders in connection with the proposed business combination. After the Form S-4 has been filed and declared effective, Viveon Health will mail a definitive proxy statement, when available, to its stockholders. Investors, security holders and other interested parties are urged to read the Form S-4, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Viveon Health, Suneva and the proposed business combination. Additionally, Viveon Health will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Securityholders of Viveon Health are urged to read the Form S-4 and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Viveon Health and its directors and executive officers may be deemed participants in the solicitation of proxies from Viveon Health’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Viveon Health will be included in the Form S-4 for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available. Information about Viveon Health’s directors and executive officers and their ownership of Viveon Health’s common stock is set forth in Viveon Health’s prospectus, dated December 22, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the direct and indirect interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the SEC’s web site at www.sec.gov.

Suneva and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Viveon Health in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the Form S-4 for the proposed business combination.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding: the proposed transactions contemplated by the merger agreement, including the benefits of the proposed business combination, integration plans, expected synergies and revenue opportunities; anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, continued expansion of product portfolios and the availability or effectiveness of the technology for such products; the regenerative aesthetics sector’s continued growth and the continued demand of physicians and consumers driving such growth; and the expected timing of the proposed business combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Viveon Health’s and Suneva’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement; (2) the institution or outcome of any legal proceedings that may be instituted against Viveon Health and/or Suneva following the announcement of the merger agreement and the transactions contemplated therein; (3) the inability of the parties to complete the proposed business combination, including due to failure to obtain approval of the stockholders of Viveon Health or Suneva, certain regulatory approvals, or satisfy other conditions to closing in the merger agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the transaction to fail to close; (5) the failure to meet the minimum cash requirements of the merger agreement due to Viveon Health stockholder redemptions and the failure to obtain replacement financing; (6) the inability to complete a concurrent PIPE; (7) the impact of COVID-19 pandemic on Suneva’s business and/or the ability of the parties to complete the proposed business combination; (8) the inability to obtain or maintain the listing of Viveon Health’s shares of common stock on the NYSE American following the proposed business combination; (9) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (10) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition and the ability of Suneva to grow and manage growth profitably and retain its key employees; (11) costs related to the proposed business combination; (12) changes in applicable laws or regulations; (13) the possibility that Suneva may be adversely affected by other economic, business, and/or competitive factors; (14) the amount of redemption requests made by Viveon Health’s stockholders; and (15) other risks and uncertainties indicated from time to time in the final prospectus of Viveon Health for its initial public offering dated December 22, 2020 filed with the SEC and the Form S-4 relating to the proposed business combination, including those under “Risk Factors” therein, and in Viveon Health’s other filings with the SEC. Viveon Health and Suneva caution that the foregoing list of factors is not exclusive. Viveon Health and Suneva caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Viveon Health and Suneva do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Viveon Health nor Suneva gives any assurance that the combined company will achieve its expectations.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts:

Investor Relations

Aman R. Patel, CFA

ICR Westwicke

Aman.Patel@westwicke.com

(443) 450-4191

Media Relations

Cammy Duong

ICR Westwicke

Cammy.Duong@westwicke.com

(203) 682-8380

Sean Leous

ICR Westwicke

Sean.Leous@westwicke.com

(646) 866-4012